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In connection with the proposed transaction with The Yucaipa Companies LLC, Pathmark Stores, Inc. will file a proxy statement with the Securities and Exchange Commission. Investors and security holders are advised to read the proxy statement when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Pathmark Stores, Inc. at the Securities and Exchange Commission’s website at www.sec.gov. The proxy statement and such other documents may also be obtained for free from Pathmark Stores, Inc. by directing such request to Pathmark Stores, Inc., Attention: Marc Strassler, Senior Vice President, General Counsel and Secretary, 200 Milik Street, Carteret, New Jersey 07008, Telephone: (732) 499-3000.

Pathmark Stores, Inc. and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed transaction. Information concerning the interests of Pathmark Stores, Inc.’s participants in the solicitation will be set forth in the proxy statement and other relevant materials to be filed with the Securities and Exchange Commission when they become available.

Pathmark Stores, Inc.
Transcript of Fourth Quarter and Full Year Earnings Release Conference Call

Moderator: Harvey Gutman

April 13, 2005

2:00 p.m. EST

OPERATOR:  Good afternoon and welcome to the Pathmark Fourth Quarter and Full Year Earnings Release conference call.  At this time, all participants have been placed in a listen-only mode and the floor will be open for questions following the presentation.

It is now my pleasure to turn the floor over to your host, Harvey Gutman, Senior VP, Retail Development.  Sir, you may begin.

HARVEY GUTMAN, SENIOR VICE PRESIDENT, PATHMARK:  Thank you, Melissa, and good afternoon, everyone.

Speaking at today’s call will be Eileen Scott, our CEO and Frank Vitrano, President and CFO.

Before we begin, I would like to remind you that certain statements by the company may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The company explicitly disclaims any current intention to update the information made on this conference call to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.  You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.  Potential risks and uncertainties include, but not limited to, the competitive environment which the company operates, the company’s ability to complete its capital expenditures on a timely basis, the success of marketing and operating initiatives and the general economic conditions and geographic areas which the company operates.

The reconciliation of any non-GAAP financial information discussed in this call is available in today’s press release on our Web site, www.pathmark.com, by clicking on investor relations and then press press releases.

This call is being recorded and is copyrighted material.  Therefore, please note that it cannot be recorded, transcribed or rebroadcast without Pathmark’s permission.  Your participation implies consent to our recording this call.  If you do not agree to these terms, simply drop off the line.

This call will be available for replay via phone at 1-877-519-4471, pass code 5826635 for 14 days and on the Web at calleci.com for 14 days and should not be relied upon thereafter.

Our format this afternoon is that Eileen will comment generally on our fourth quarter and full year results, Frank will review the financial results, and other matters and Eileen will share some thoughts on 2004, and then we’ll take your questions.  Now, Eileen Scott, CEO.

EILEEN SCOTT, CHIEF EXECUTIVE OFFICER, PATHMARK:  Thanks, Harvey, and good afternoon.

I’ll provide an overview of the fourth quarter and fiscal 2004 results.  Frank will then describe the quarter and full year in more detail and provide an update on cap ex.  I’ll then close with some comments on initiatives for fiscal 2005 and an update on our recently announced Yucaipa Agreement.  We’ll then open the call up for questions.

First, in terms of the fourth quarter, sales were $997 million, which represented a 1.6 percent decline from last year’s sales of $1.13 billion.  Same store sales decreased 2.6 percent for the quarter.  Excluding certain items, which Frank will outline in a few minutes, FIFO EBITDA was $45.6 million and net earnings, as outlined in this morning’s press release, would have been $2.5 million or eight cents per diluted share.

Sales for the full year for 2004 were $3.979 billion, a decrease of 30 basis points from 2003.  Same-store sales decreased 80 basis points in line with our revised annual guidance of flat to down one percent.  Net of certain items, adjusted FIFO EBITDA would have been $146.6 million ahead of our guidance but less than last year by approximately $32.7 million.

Again, as noted in our press release, excluding certain items, the net loss would have been $4.4 million, or a loss of 15 cents per diluted share in line with our guidance of a loss of between 13 cents and 25 cents for the year.  This compares to adjusted net earnings in 2003 of $16.9 million, or 56 cents per diluted share.

As we said back in December, our plan was to find ways of lowering expenses in the fourth quarter, which included, among other things, a reduction in promotional spending.  Our expense reduction initiatives did yield benefits to the bottom line.  However, top line sales were weaker than planned.

Sales were impacted by several factors.  First, we adjusted the promotional program to spend less in the quarter.  While this adjustment allowed us to improve gross margins, it did have a negative impact on our top line performance.

Second, in two of our major markets, New Jersey and Pennsylvania, an enhanced Holiday Rewards Loyalty Program was offered by some competitors.  These programs were both longer in duration and provided deeper discounts to participating customers than in prior years.  We chose not to follow these expensive holiday programs.

Third, the weaker cough, cold and flu season had an adverse impact on both our health and beauty care and pharmacy businesses.

Fourth, was the timing of the Super Bowl.  Traditionally a great buy up week, the Super Bowl’s a typically a fourth quarter event.  However, this year since year the Super Bowl was played on February 6th, buy up occurred in our fiscal 2005 first quarter.

In addition to these factors, we believe the media coverage of our decision to explore strategic alternatives had a negative effect on sales during the quarter and that the constant updates and speculation by the media as to the fate of the company had a real effect on consumers and associates alike.  I personally received many calls from uncertain customers and associates prior to the Yucaipa announcement.

Now I’d like to comment on a few merchandising topics, including our pharmacy department which underperformed in the fourth quarter.

Although pharmacy sales in the fourth quarter reflected the weak cough, cold and flu season compared to last year’s record high levels, the pharmacy business has been challenged over the last few quarters.  This is due in large part to some health plans requiring that maintenance drugs be filled exclusively through mail order and not in store.  This is an industry issue, but because Pathmark’s pharmacy business is so well developed, the impact is disproportionately greater on us relative to other supermarket chains.  We are taking steps to reverse this unfavorable trend including having signed several agreements with our major pharmacy benefit managers to participate in a 90 day supply of maintenance medications in store.  This option will be offered by them to all groups as their contracts are renewed.

In contrast, we had some significant accomplishments in merchandising in the fourth quarter in areas of growing strategic importance.  For example, sales of Hispanic items increased almost five percent.  This is a result of a multi-tiered program to improve our merchandising, advertising and communications with the Hispanic community, a large and growing consumer force in our marketplace.

Another fourth quarter accomplishment was our gift card business, which experienced strong double-digit increases.  We capitalized on this growing consumer trend by improving our product offerings and enhancing store level support.

And finally, we are pleased to see continued progress from our Baby Club Program.  The combined key baby categories, including diapers, baby food formula, and baby accessories were up over 2.5 percent.  We also made an important organizational change in our grocery merchandising division.  A seasoned merchandising senior vice president who was leading our perishable area was recently moved over to our grocery merchandising team, a positive move for the future and one where we are already seeing some benefits.

Now turning to gross profit for the fourth quarter, FICO gross profit increased 50 basis points year over year.  This was the result of the reduction and promotional spending, improved mix due to relatively stronger perishable sales offset by the investment in our health and beauty care EDLP Program.  Shrinks (ph) for the target was on target.

SG&A, as a percent of sales, was 24.6 percent, an increase of 100 basis points from the prior year.  Besides the negative sales leverage, a key driver was the 14 percent increase in health, welfare and pension costs year over year.

Professional fees associated with Sarbanes-Oxley compliance and the strategic alternative initiatives also contributed approximately 25 basis points to be increased.

To improve SG&A, we will continue to focus on the following strategies.  First, two benefit auditors are now reviewing healthcare claims for eligibility and accuracy.  We are waiting for their preliminary results.

Second, we implemented changes n our healthcare plan designed for our non-union associates.  This was put into place on January 1, 2005 and we did some positive impact in the fourth quarter.

Third, we are using utility expense auditors, which to date has resulted in some savings.

And fourth, we have identified health and welfare objectives for upcoming union collective bargaining agreements.

Some of the other metrics we use to gauge our business showed excellent results.  For the fourth quarter, our greater service score, which measures customer service, was the highest quarterly score in the seven years we’ve been measuring our service initiatives.  Remember that this is an audit conducted by an outside professional field service firm.

Our store sanitation results were just as compelling as the fourth quarter rating was also our best ever.  I’m also very pleased with our safety results for the quarter.  We had our safest quarter on record in terms of fewest customer and associate accidents.  This should lead to a lower worker’s comp and general liability expense.

Finally in the fourth quarter, we were pleased to open our second store in Harlem situated on the west side, one mile north from our first Harlem store.  We are very excited about this store’s initial performance and look forward to serving the needs of this community for many years.

Now Frank will discuss the financial results and capital for fiscal ‘05.

FRANK VITRANO, PRESIDENT AND CFO, PATHMARK:  Thank you, Eileen, and good afternoon.

I’m going to discuss two items today.  First, I will review the fourth quarter and the fiscal 2004 financial results, and then I’ll review our 2004 capital expenditure program as well as our capital plans for 2005.

Turning to our first financial results, as reported this morning for the fourth quarter ended January 29, 2005, we reported a net loss of $262 million or $8.73 per diluted share, as compared to a net earnings of $9.6 million or 32 cents per diluted share.

The quarter had a number of items which impacted our reported results.  First, as was expected given our operating performance in fiscal 2004, our stock price, the market capitalization and the reduced valuation multiples in the retail grocery industry, we recorded a non-cash good will impairment charge of $254 million or $8.45 per diluted share and a $16.3 million charge or 31 cents per diluted share for long live assets which were also impaired.

The good will impairment, which is not tax deductible, represents the write down of the carrying value for good will to its implied fair value.  The long with (ph) asset impairment, represents the write down of seven stores to their fair market value.  I should point out that in the press release, it indicates that there are eight stores.  That’s incorrect; there are seven stores.

Second, similar to many retailers, we examined our lease accounting policies following recent FCC clarification with respect to lease accounting.  This resulted in a pre-tax credit of $4.8 million or nine cents per diluted share and a pre-tax charge of $2 million or four cents per diluted share.  The pre-tax credit of $4.8 million cumulatively corrected the calculation of straight-line rent expense by reducing the differed rent liability.

The $2 million depreciation charge accumulatively corrected the amortization of certain leasehold improvements, which have been amortized in excess (ph) of the initial lease term.

Third, we booked a $3 million pre-tax charge or six cents per diluted share to accumulatively record the liability for medical expenses on an actuarial basis for our Non-Union Long-Term Disability Program.

Lastly, we recorded a $1.1 million charge or four cents per diluted share, to record reserves for state net operating loss carry forwards, net of a differed tax liability benefit.

We have included in the press release table C, which summarizes the net earnings and EPS impact of each of these items as compared to the prior period.  The LIFO charge in the quarter was $1.2 million, as compared to a credit last year of $800,000.  For the full year, the LIFO charge was $2 million verses $100,000 annual charge in 2003.

FICO EBITDA was $47.4 million in the quarter, which included the previously mentioned $4.8 million differed rent liability credit and the $3 million charge for long-term disability medical.  Excluding these items, FIFO EBITDA was 45.6 as compared to $54 million last year.

For the quarter, we exceeded the top end of our FIFO EBITDA guidance range, which was 38 million to 43 million, and we exceeded that by approximately $2 million.

The improving came largely from gross margin gains and expense control initiatives, which Eileen previously mentioned.

Included in our fourth quarter, were expenses of approximately $1.3 million related to our strategic alternatives review, $1.1 million in additional professional fees associated with Sarbanes-Oxley compliance, and as was mentioned on our third quarter earnings conference call, we had expected and did record a gain of $1.5 million in the fourth quarter associated with the settlement of our Upward (ph) Darby (ph) insurance claim.  The gain was the difference between the replacement value of equipment verses the net book value.

You may recall, we were forced to close our Upward (ph) Darby (ph) store for five weeks due to an expensive – due to expensive damage to the store when a nearby creek overflowed and flooded the store.

With respect to the full fiscal year 2004, we reported a net loss for the year of $269 million or $8.96 per diluted share, as compared to net earnings of 16.5 or 54 cents per diluted share in fiscal 2003.  The full year was impacted by the previously mentioned fourth quarter items as well as a pre-taxed interest charge of $1.7 million related to the refinancing of our bank credit agreement – bank credit facility in the third quarter, offset by pre-tax real estate gains of $1.5 million.

Again, we have provided a full reconciliation of these items in table C of the press release, as well as comparisons to 2003.

The FIFO EBITDA was $149.9 million in ‘04 compared to $185 million in ‘03.  From an operating perspective, the comparison would be 146.6 million in ‘04 verses 179.3 after adjustments for the differed liability credit, the long-term disability credit and gains on real estate in 2004 as well as the adjustment for charges related to the labor (ph) buyout, headcount reduction program, real estate gain and interest charges in 2003.

The decline in EBITDA was primarily driven by higher medical and pension costs and the negative sales leverage.

For the quarter, interest expense was $16.2 million, which was favorable to last year due to lower interest rates and the write off differed financing cost in 2003.  Depreciation of $24.8 million was higher than last year, due to the $2 million leasehold improvement charge in our higher capital investment, particularly in the phase I portion of our merchandising system.

The income tax benefit for the fourth quarter was based on an effective tax rate of 26 percent.  For the full year, the income tax benefit was based on an effective tax rate of 38.6 percent, which included the previously mentioned tax charge offset by the legislature re-enactment of the work opportunity tax credit, WOTC (ph) rate, retroactive to the beginning of 2004.

Looking at the balance sheet, you will note a $34 million increase in cash and a 14 or $15 million increase in accounts payable as compared to the prior year.  This is due to the transfer of our depository accounts to the Bank of America since no longer have the right to offset against our dispersing account (ph) book overdrafts of $21 million were reflected as accounts payable at year end.

The timing of rents disbursements from last year caused the remainder of the increase and is the reason for the reduction in prepaid rent, which is in other current assets.

Total debt at year end, which includes capitalized leases, was $675 million.  This includes borrowing under our credit facility of $34 million at year end.

Today, our liquidity remains very strong with $88 million available under our facility, as well as we have outstanding letters of credit of $66 million.

Now I’d like to discuss our 2004 capital expenditures.  For the fourth quarter we spent $17.7 million in total cap ex, which included cash cap ex of $17.3 million.  During the quarter we completed two renovations and opened one new store, the Brat Hair (ph) store that Eileen mentioned before.  For the full year we opened three new stores and completed 19 renovations.  Total capital investments were $119 million, including cash capital expenditures of $99 million, $4.5 million for the acquisition of the remaining 67 percent of a supermarket joint venture that we didn’t previously owned.  As well as, we had capital leases of just under $16 million.

For fiscal 2005, we expect to invest $67 million.  This includes two new stores and the completion of eight store renovations.  Both new stores are expected to open in the second half of the year.  One of the new stores is a replacement store.

This capital program does not include any additional investment that we may make as a result of the Yucaipa transaction.  As we noted on our December call, we will not be providing any further guidance for 2005 at this time.

As we mentioned in the press release this morning, we will be extending the filing date of our 10-K given all the activities surrounding the company, the various accounting issues noted in the press release, and the work around SOX (ph), we decided to extend.  This will enable our public accountants to complete its audit of our financial statement and 404 attestation (ph).  We do not believe that any material adjustments will be made to our results of operations or reported financial condition as a result of this extension.

That concludes my remarks.  I’ll now turn it back to Eileen.

EILEEN SCOTT:  Thanks, Frank.

We have a number of reasons to be optimistic for fiscal year 2005.  We are pleased with our same-store sales for the first quarter, which we estimate will be positive, a significant improvement from the same-store sales trends we’ve recently seen.

I’m very excited about the implementation of our rebranding initiative, which is designed to better align with today’s convenience driven consumers.  This effort, the culmination of a year of consulting with a strategic repositioning firm, addresses the consumer at three levels, the store through in-store modification designs to make the customer’s shopping experience easier, through enhanced service initiatives provided by our 25,000 associates, and corporately through internal communications to consistently reinforce our brand identity.

We have also implemented our new ad campaigns to inform consumers of our promise to respect their time.  I know this will resonate with consumers and serve as a point of differentiation for Pathmark.

Other initiatives we continue to roll out include enhancing our deli offering to feature more meal solutions, the implementation of an expanded stationery and computer goods section in our stores with corporate express, and a digital online photo processing initiative to compliment our traditional photo processing services.

Finally, let me give you a brief update on Yucaipa.  We are continuing to work with Yucaipa on the various steps that need to be taken to complete this transaction.  Assuming everything stays on track, we are still targeting to complete this transaction during the summer.

Thank you, and I’ll now open up the call for questions.

HARVEY GUTMAN:  Melissa (ph), we’re ready for questions now.

OPERATOR:  Thank you.  The floor is now open for questions.

If you have a question, please press star, one on your touch-tone phone.  If at any point your question is answered, you may remove yourself from the queue by pressing the pound key.  We do ask that while you pose your question, to please pickup the handset to provide optimum sound quality.

Your first question is coming from Gary Giblen with CL King.

GARY GIBLEN, CL KING:  Yes, hi – good afternoon.

My question is first of all, Eileen you said positive comps or just improved comps?  I want to make sure – as to what you’re running so far in the first quarter?

EILEEN SCOTT:  Positive comps.

GARY GIBLEN:  OK.  And would that be a reflection of a somewhat improved environment competitively and consumer spending wise or is it more market share gains, or, you know, how would you parch (ph) that out?

EILEEN SCOTT:  You know, Gary, I would characterize the fourth quarter as having been promotional heightened.  But I would say first quarter has been a much more stable competitive environment.

GARY GIBLEN:  OK – and, I mean, what would you attribute the stabilization of competition to?  I mean, are those likely to continue or just be admin (ph) a flow (ph) situation?

EILEEN SCOTT:  You know, it really, for us, what we’ve seen that it’s been pretty – it’s been sporadic.  But like I said, for, you know, for the first quarter, we think that the economy, you know, a better economy probably helps the situation and we do think that there’s been some improvement in the economy in our region of the country.  And I think that really changes the complexion a bit from a promotional environment standpoint.

GARY GIBLEN:  OK, that’s great news.

And the other question was the – how is the Friday food ad working?  You innovated nicely with that a year ago, so is that still having an impact or is it kind of fallen into the woodwork?

EILEEN SCOTT:  Well, we’ve been doing a lot of other things, but it certainly hasn’t fallen to the woodwork.  We’re very pleased with the Friday ad, you know, change to the Friday ad.  It really gives us the opportunity, as we’ve said in the past, to prepare our stores and get them in better shape to handle the business on the weekends, which is where, you know, we see more business than we do during the week.

So, you know, so prepping for that on Thursday as opposed to prepping for it on Saturday for a Sunday ad break, absolutely works for us.

GARY GIBLEN:  OK, great.  And lastly, how was Easter spending?  Was it a characteristic of a better consuming spending as you’re indicating in general?

EILEEN SCOTT:  You know, I guess a couple of things I would say about that.

One is that frankly the calendar didn’t exactly fall in our favor.  But, you know, but from the standpoint of the, you know, those of our stores that do rely on first of the month money coming in.  The other thing I would say to you is that Passover falls very differently than it did last year.  And, you know, so that in terms of just raw numbers verses the prior year, is going to create differences.

With that said, we budgeted for it, we planned for it, and it’s met our expectations.

GARY GIBLEN:  OK, and I’m sorry.  Last one and then I’ll wrap up.  But I the current cap ex indication of 67 million, the – I mean, that would be about half the number of rentals this year and, you know, one last new store.  So is that something that you, you know, want to – would you rather be at the ‘04 kind of spending and project activity level or are you OK with the lower level of store development?

FRANK VITRANO:  Gary, it’s Frank – with regard to, you know, the capital expenditure program, the $67 million plan was really formulated not taking into consideration, you know, the Yucaipa transaction.  And, you know, as we’ve talked about in the past, you know, the Yucaipa transaction does contemplate an acceleration of in our capital expenditure plan.  Those plans in terms of how we’re going to spend the dollars are things that we’re currently in the process of formulating and we’ll be able to share more thoughtful detail as to how we’re going to spend those dollars going forward.

But the 67 really was based upon, you know, Pathmark without the Yucaipa transaction.

GARY GIBLEN:  OK, I mean, is there room for spending less per rental or per new store?  Or is the amount spend per project is about the same and it’s just a matter of how many projects you choose to do?

FRANK VITRANO:  Gary, I’m sure as we move forward, we’re going to be looking at every aspect of our renovation and new store program challenging ourselves as to, you know, what the appropriate expenditure will be.  And, again, that will get reflected as we come forward with new plans.

GARY GIBLEN:  OK, great.  Thanks very much.

FRANK VITRANO:  OK.

OPERATOR:  Thank you.  Your next question is coming from Bryant Hunt with Wachovia Securities.

BRYANT HUNT, WACHOVIA SECURITIES:  Hello, thank you.

I was wondering if you could talk about, Eileen, I missed the beginning of your comments on the fourth quarter sales.  Could you talk about where else you saw benefit other than in the baby club and also in the fresh mix as well as where you saw detriment (ph).  I imagine that some of those, you know, external categories did very well, but the center of the store was probably weak.

EILEEN SCOTT:  Bryant, in terms of the fourth quarter, as we described, it was disappointing from a same-store sales respect.  We were down 2.6 for the quarter.  You know, as you stated or you implied, perishable business relative to center store was better.  I guess just in terms of, you know, giving you a little bit more color, you know, we still have been experiencing some inflation on the meat side and still on the milk and byproducts side.

And, you know, we did, as I also mentioned, we pulled in promotions and in terms of key categories from a promotional standpoint, we did effect some promotional categories in groceries in particular because we did not spend as much on them in an effort to protect gross margins.

So, yes, center of the store did feel more of a negative effect than perishables.

BRYANT HUNT:  You know, based on where you stand today and looking back to the fourth quarter, do you believe now that that was a smart investment?  Because, I mean, you beat your guidance for the quarter.  Gross margin was very strong even though you were off at the bottom (ph) maybe.

EILEEN SCOTT:  I’m going to say yes and no to that.  I think that we did the right thing in terms of knowing that we needed to protect gross margin.  But I also believe that, you know, we are, you know, we’re a high low operator and we do depend upon promotions to both drive customer account (ph) and average order size.  And I think that we pulled it in perhaps a little bit too much, and that’s something that we really have fine tuned in the first quarter.

BRYANT HUNT:  Also looking back on your every day low pricing initiative under HBA’s, have you seen the elasticity you thought you would have seen, you know, over the last several quarters when you’ve gone to the EDMP (ph) and once you promoted it?

EILEEN SCOTT:  You know, with regard to HBA’s – HBC, I guess what I would say there is as we said on the last call, the benefit is slower in coming than we had anticipated.  As you know, we explained why we did this was really because the world has changed relative to health and beauty care.  And what we did see is that we reduced the decline of market – of our market share in HBC and, you know, that was a key objective for us.  The unit movement has been up.  The, you know, we still have not cycled through where we’re seeing the dollars get to where we want them to be.  And we also had the – a very negative effect from cough cold analgesics that hit us big in the fourth quarter because the flu season just came later.

So, you know, as far as the initiative, I absolutely believe that this was the right thing for us to do.  We needed to.  We’re very well developed in our drug store side of the business and we needed to protect it, and I feel very comfortable that we will start to see the improved sales that we want from this initiative.

BRYANT HUNT:  I guess looking at the rebound and same-store sales going from Q4 to Q1 in the tempo, you’re seeing it – could you give us an idea of, you know, what categories are seeing the big rebound?  It sounds like everybody’s cough, and cold and flu season came late.  It’s been a great beneficiary to the – to the pharmacies, and I know you all have a great number of pharmacies in your stores.  Has that been a big change in this quarter for you all?

EILEEN SCOTT:  Well, we have certainly seen an improvement from the cough cold side of the business.  The, you know, again going back to the high low promotional aspect of the Pathmark’s business, getting back on track in terms of fine tuning the promotions really has helped us in some of those key grocery categories that I talked about, you know, in terms of those being key drivers both in driving traffic as well as sales increases.  You know, the categories I’m really talking about, you know, carbonated beverages is a key one for us, some key grocery and dairy categories.

Also, the Super Bowl switch certainly is helping us or has helped us in the first quarter and didn’t help us in the fourth quarter.

BRYANT HUNT:  All right, two last question and I’ll get back in the queue, the first question, the gross margin gains that we saw in the fourth quarter, which was, I guess, a blended mix as well as less promotions do you feel like that that’s a sustainable not absolute number, but the gains or do you believe you have a handle on being able to maintain gross margin, you know, relative to a year ago?

EILEEN SCOTT:  I think we, you know, as we’ve said on a couple of calls, we had some missteps (ph) during the course of the year with regard to getting our arms around the steep inflation as well as the, you know, promotion as a result of some of those things that we encountered during the course of the year.  But I think we now have a good handle on it, and I think we are – I think certainly we’ll see – you know, I can’t tell you that you’re going to see a 50 basis improvement in gross profit, because as I said, you know, some of that was a result of us pulling it in too much and having effected same-store sales as a result.  But I’m pretty comfortable that we’ll positive on the gross margin side.

BRYANT HUNT:  All right.  And then lastly, I believe you have a pretty sizable labor contract that expires on Saturday in New Jersey, if I’m not mistaken.  I don’t know if I should believe everything I read, but could you – could you give us an update on where your labor negotiations may be for that specific contract as well as how many other contracts you have expiring in fiscal ‘05?

EILEEN SCOTT:  Yes, sure.

We have a – on April 16th, we have our North and Central Jersey New Jersey clerks that expires and that’s roughly about 6,000 associates.  On April 23rd the expiration of our Philadelphia clerks and that’s about 1,600 or 1,700 associates.  And, you know, I would – I would characterize, you know, we’re in negotiations on both of them.  It certainly wouldn’t be prudent for me to discuss any details of the bargaining since, you know, we’re in a sensitive stage here.

But, you know, I’m really pleased that many of the union leaders that we have contracts with are interested in working with us on finding ways to stem cost increases.  And I would characterize the talks as progressing.

BRYANT HUNT:  Are you worried about a potential strike?  I mean, is that something that’s in the cards based on what you see today?

EILEEN SCOTT:  At this point, we do not anticipate a labor action.

BRYANT HUNT:  All right.  Thank you.  I’ll go back into the queue.

EILEEN SCOTT:  Thank you.

OPERATOR:  Thank you.  Your next question is coming from Susan Jansen with Lehman.

SUSAN JANSEN, LEHMAN BROTHERS:  Good afternoon everyone.  Eileen, could you talk about traffic trends in the – in the fourth quarter and then the first quarter?  I know that you said some of the shift – some sort of a negative comp to a positive comp was related to timing issues like the Super Bowl, and some of it is related to the environment getting better, and some was related to just your promotion.  Perhaps if you could outline what traffic has been doing, that would help us understand where the change was.

EILEEN SCOTT:  Yes, sure.

Again, as we reported the last few quarters, our average order size is up.  For the fourth quarter, it was up slightly more than it has been.  In the third quarter, our customer counts (ph) was down.  I would characterize it as being down slightly more than the third quarter was.  From a first quarter perspective, the customer count is down but it’s not down as much as fourth quarter was and our average order size continues to be ahead of last year.

SUSAN JANSEN:  So if I’m – if I’m reading that right, it implies that in terms of the – of the change between fourth quarter and first quarter, you know, sort of the Super Bowl timing had a fairly meaningful impact?

EILEEN SCOTT:  Well, you know, that’s really only one week of a buy up, Susan, so I don’t think I would characterize that as being a real meaningful impact.  You know, the customer account (ph) trends have changed.  That’s not a new phenomenon.  You know, customers don’t visit the stores as often as they have in the past.  And, you know, that’s also a reflection of some of the – some of the other outlets that we compete against, you know, such as dollar stores, et cetera.

But I wouldn’t characterize the – I wouldn’t characterize Super Bowl as having a dramatic effect.  I would say to you the improvement from fourth to first quarter is one that we believe is – has a lot to do with promotions because, you know, promotion, you know, our front page, for example, is a traffic driver for us.  And depending upon how strong that front page is will determine, you know, what our customer count looks like for a given week.

So, you know, that – I think fine tuning that promotion in the first quarter has absolutely had a positive effect to customer account (ph) with – in respect to how we did in the fourth quarter.

SUSAN JANSEN:  OK.  And then you characterized the competitive environment in the fourth quarter as very different by region.  You spoke specifically to, I guess, your southern region.  Has that changed in the first quarter?  I mean you did say that overall the promotional environment is more stable.  Is that true of that region as well?

EILEEN SCOTT:  Yes, it is.  You know, it’s certainly more stable across the whole company.  What I had said to you last quarter or on the last call and what we experienced in the fourth quarter was really we saw competitive hits across all of our regions maybe at different times and Philadelphia was probably a little stronger than, you know, than some of the other areas in the fourth quarter.

Just to reiterate what I also said during my comments, we did have two competitors in New Jersey and in Metro Philadelphia who ran an enhanced holiday – Christmas holiday program, you know, Thanksgiving Christmas program.  They ran it for a longer period of time and they ran a deeper program so that affected us in New Jersey and Metro Philadelphia as opposed to the other areas, specifically the city and Long Island.

SUSAN JANSEN:  OK, and then my last question is you mentioned two upcoming labor contracts with your clerks.  Are there any others that are coming up in later ‘05 or ‘06 that are of significant size?

EILEEN SCOTT:  We have a – we have two coming up in October.  We have our New York pharmacists and clerks.  And we have – no, I think that’s it.  That’s it.  Yes, that’s it.  I apologize, it’s only one more after that, after the two I already described.  So a total of three this year.

SUSAN JANSEN:  OK, thank you very much.

OPERATOR:  Thank you.

Your next question is coming from Andrew Berg with Financial Management Advisors.

ANDREW BERG, FINANCIAL MANAGEMENT ADVISORS:  First of all, Frank, I didn’t get a chance to talk to you last month, so I want to congratulate you on after 10 years of following the company, that all the rumors of the company being sold (ph) is at least 40 percent accurate, especially with such a great equity sponsor.

You talked about cap ex for ‘05, you said 67 million, but I saw it in the press release that said that it was – that included some capital leases.  What’s the cash cap ex number for ‘05?  And then additionally, with respect to having sort of a more disclosive (ph) understanding of what’s going to happen with Yucaipa, I know you’re not there yet.  When do you expect to start talking about what you’ll be able to spend on that money?  And then I’ve got a couple of follow ups.

FRANK VITRANO:  Andrew, with regard to our plans for ‘05, of the 67 about 54 of it would be cash capital expenditures.  And with regard to, you know, discussing in more detail of the plans moving forward with the Yucaipa transaction, you know, as we – really you ought to look at the time frame.  As we close the transaction, would be the period of time where we’ll come out and more fully explain what the – what the game plan is.

ANDREW BERG:  OK.  And then just a couple of maintenance issues, do you know what rent expense was for the year?

FRANK VITRANO:  Rent expense was about $80 million.

ANDREW BERG:  Oh – OK.  And then lastly, you spoke on the call about cost related to both your SOX (ph) issues as well as your strategic review.  I think it was 1.1 million and 1.3 million.  How much of that would you expect going forward is going to be an ongoing compliance cost of the 1.1 and then of the 1.3, should we assume that most of that is non-recurring.

FRANK VITRANO:  I would certainly assume on the strategic side it would be non-recurring.  And with regard to the SOX (ph), that is quite candidly the $64 question.  I would certainly expect that the amount of time that we spent in 2004 for SOX (ph) work would not be repeated in 2005, that’s yet to be seen.

ANDREW BERG:  OK, but you can’t estimate whether you think it’s going to be half that number, three-quarters …

FRANK VITRANO:  I would hope it would be half, Andrew.

ANDREW BERG:  OK, great.

FRANK VITRANO:  OK.

ANDREW BERG:  Thank you very much.

FRANK VITRANO:  OK.

OPERATOR:  Thank you.

Your next question is coming from Jonathan Ziegler with JM Dutton.

JONATHAN ZIEGLER, JM DUTTON:  Good morning, folks, and congratulations on a good quarter.

A couple of housekeeping things, Eileen, you talked about your work with a number of the PBM’s (ph) and going to 90 day supplies out of your in-store pharmacies, could you tell me how many you mentioned and what that impact might be?

EILEEN SCOTT:  Well, Jonathan, what I was specifically referring to was two of the three largest PBM’s (ph).  And in terms of the agreements that we signed, what now happens is that the groups that each of these PBM’s (ph) serve as they renew their contracts with the PBM’s (ph), they will – the PBM’s (ph) will offer, as an alternative to mail order, they will offer this 90 day fill in pharmacies.

You know, it’s premature for me to, you know, to say how many, you know, will accept this offering.  You know, I think it really depends upon what their constituencies want and certainly as we know, you know, the pharmacist’s position is one of the most trusted positions there is, if not, the most.  And I think that, you know, if people had their druthers (ph), they’d rather have somebody to talk to than just get their maintenance drugs through the mail.  So I’m pretty optimist.

I should also tell you, Jonathan, that – just to – I want to be clear with everyone, our script (ph) count is down and it’s largely due to this mail order shift.  Our pharmacy sales are not down.  So it’s – so it’s really the script (ph) count.  And we really believe that working with the PBM’s (ph) and having that offering out there to the groups, which includes corporations, and cities, you know, and other organizations, we certainly should be able to recapture some of that business with the 90 day script (ph).

JONATHAN ZIEGLER:  Yes, it sounds to me like it’s a good new aggressive role and that’s why I asked …

EILEEN SCOTT:  Yes.

JONATHAN ZIEGLER:  Secondly, what has been your experience in renovation on same store sales?  Can you update us on that?  And then, Frank I think, you told the number, but I didn’t get it because you talk so fast, on the renovations expected for ‘05?

EILEEN SCOTT:  From a – I’m sorry – from a sales perspective, what we generally see is about a six to eight percent sales increase.

JONATHON ZIEGLER:  Great.

FRANK VITRANO:  And Jonathon, we’re expecting – we’re planning on having eight renovations in 2005.

JONATHON ZIEGLER:  OK.  And I guess, what we could assume, then, is it could be pregnant and increase a little bit after you complete your workings with Yucaipa, is that correct?

FRANK VITRANO:  I’m sure we will definitely come out with a different plan.

JONATHON ZIEGLER:  OK.  Third question is, do you – with the environment getting a little bit better now, regionally, do you see, I guess I’m trying to figure out your promotional strategy.  It sounds like you’re sticking with EDLP in the HBPC.  Is there going to be any modification in the rest of the store?  Do you think promotional dollars can be curtailed in a stronger environment?  Or do you have to get aggressive again, in view of the comp decline in the fourth quarter?

EILEEN SCOTT:  No.  Jonathon, I guess what we – you know, we really judge on what we’ve seen in the past, but you never know what’s going to happen in the future.  And if we could characterize 2004, you know, the economy in our region wasn’t good.  And everybody was fighting for, you know, their share or more of a smaller pie.  And, you know, we have been encouraged in the last couple of months, that there seems to be more confidence on the part of the customer in terms of their purchasing habits.  And is – you know, as a result, possibly, there has been a more stable competitive environment.  You know, I think, that we just need to see what continues to happen going forward.  And that will be a determinant of what we need to do from a promotional standpoint.

JONATHON ZIEGLER:  OK.  And then, finally, two more things, one is do you have any – I know you’re not talking about 2005.  Any guidance along tax rate?  Maybe that’s part of what you’re not talking about, I don’t know.

FRANK VITRANO:  Jonathon, marginal tax rate would be about 42 percent.

JONATHON ZIEGLER:  OK.  And then, finally, have you done any work at all, or update, on what the valuation of the warrant package was with Yucaipa?

FRANK VITRANO:  We have not.

JONATHON ZIEGLER:  OK.  Well thanks very much, guys.

FRANK VITRANO:  OK.

EILEEN SCOTT:  Thanks, Jonathon.

OPERATOR:  Thank you.  Your next question is coming from Ross Haberman with Haberman Funds.

ROSS HABERMAN, HABERMAN FUNDS:  Good morning, how are you?

FRANK VITRANO:  Good.

EILEEN SCOTT:  Good morning.

ROSS HABERMAN:  Just a quick question, could you discuss some of your less performing stores, how many there are presently.  And, plans to deal with them for the coming year?

HARVEY GUTMAN:  Ross, one of the things that we do on a regulator – on a quarterly basis, you know, is look at every store from a cash flow perspective, and try to understand, you know, what are the key drivers to the under performance as well what are the things that we can do in order to influence those – that result.

Now we have a focus store program, OK, where there is a member of senior management that works with the individual store team in order to develop plans to improve the store’s overall performance.  That’s a program that has been working, that we put in place, for I guess, the last three years now.  And we have some very positive turnarounds in individual store’s performance as a result of the focus store program.  So the stores that are underperforming, you know, they kind of – the actual store names will change over time, because there are certain characteristics of a particular store’s performance, that might make it, you know, under perform in one period, versus another, and that could be some local promotional activity that occurs or some renovation cycle that the store might be going on.  But, you know, we do look at every store.  We’re certainly not shy about making the appropriate decision on stores that are under performing.  And was noted, I think, in the press release, you know, we did close one store in the beginning of

2005.  And again, we’ll continue to monitor the performance of stores, you know, and take appropriate action as necessary.

I guess the other point is, you know, the good news is it’s a very short list, OK.  So literally there’s a handful of stores that at any one point in time, would not be cash flow positive, and again, you know, we continue to monitor them.

ROSS HABERMAN:  Specifically, would that be less than a half a dozen?

HARVEY GUTMAN:  Yes, it’s a handful of stores.

ROSS HABERMAN:  OK.  And I didn’t – I might have missed it, but did you discuss anything about shrink and where does that stand today?

HARVEY GUTMAN:  Shrink continues to be a focus for us.  You know, we’re – we have redirected some management focus.  You know, we have previously talked about on the call that we do have a senior vice president of asset management who’s main focus is on shrink.  We continue to utilize the technology investments that we’ve made over the last two years in terms of, you know, digital store vision systems, which is tools that we have store level in order to monitor what is going on.

As well as other initiatives that we have in place, one of which is back room inventory levels.  Obviously, that can be a key contributor to having unfavorable shrink results.  So, you know, we clearly are seeing some positive movement.  And, you know, our shrink results in the fourth quarter were on target.

ROSS HABERMAN:  Would you give us a number for what it was last year?

HARVEY GUTMAN:  We actually haven’t broken out that number, Ross.

ROSS HABERMAN:  OK.

HARVEY GUTMAN:  So unfortunately, we won’t be able to help you out there.

ROSS HABERMAN:  But you’re saying it was an improvement from calendar ‘03?

HARVEY GUTMAN:  We’re clearly seeing some positive movements.

ROSS HABERMAN:  OK.  Thank you.

OPERATOR:  Thank you.  Your next question is coming from Zafar Nazim from JP Morgan.

ZAFAR NAZIM, JP MORGAN:  Hi, everyone.  I had a couple of related questions.  One was, you know, just to get your thoughts, or your comments on what do you think is the sustainable EBITDA margin for your business?  I mean you’ve averaged about a half percent in the past.

Now the margin is less than four percent.  And I’m wondering is four-and-a-half percent the margin that you think you can achieve, or can it be north of that as well?

And the second question is that, you know, at a four-and-a-half percent EBITDA margin, you don’t really generate much in terms of free cash flow.  So I’m wondering how do you – what is your plan – how do you plan to pay down the rather large amount of debt that you have on your balance sheet?  Assuming that, you know, it takes you some time to get to the four-and-a-half percent margin.

HARVEY GUTMAN:  Well I guess a couple of things.  First off, with regard, you know, EBITDA margins, you know, I think, clearly, we do think there are opportunities for us to improve EBITDA margins.  However, as we did mention earlier in the call, we’re not going to provide specific guidance for 2005, in terms of, you know, what specifically that might be.

With regard to, you know, the level of debt that we have and our cash flow, you know, the plan that we have in place right now, the capital plan that we have in place right now, the $67 million is really something that is geared towards, you know, looking at the projected cash flows, and making sure that we’re spending within our means.  That’s kind of on one side.  You’re certainly aware that a couple of weeks ago, we did make the announcement with regard to Yucaipa, which included, as part of that is $150 million equity infusion.

And, you know, as we’ve mentioned, the purpose of those funds will be to reinvest it back in to the business, in order to invest it in renovations of existing stores, adding new comments into – and new concepts into the stores, acknowledging investments that we believe, you know, over the longer term will provide the necessary returns for us.  And begin to, you know, allow us to start a meaningful deleveraging of the company.

ZAFAR NAZIM:  OK.  Great, and just a follow up to that, so the 150 from Yucaipa is – I guess is almost entirely going to into – go back into the business.  Is some – can some of that be earmarked for paying down debt as well?

HARVEY GUTMAN:  Initially when the equity comes in, there will be some pay down of debt.  Again, until we have finalized the plans as to how we’re going to spend some portion of $150 million, again, on new stores, renovation of existing stores, and technology.  So initially, when it comes in, there will be some short term pay down.  But really, you know, those funds are earmarked for investment back into the business.

ZAFAR NAZIM:  OK.  And just one last question, what is the maintenance cap ex for this business?

HARVEY GUTMAN:  Maintenance cap ex, and we’ll, you know, kind of define that as, you know, roofs, parking lots, carts, those kinds of things, is in the, you know, 20 to $25 million range.

ZAFAR NAZIM:  OK.  Great, thank you.

OPERATOR:  Thank you.  Your next question is coming from Karen Short with Fulcrum Global Partners.

KAREN SHORT, FULCRUM GLOBAL PARTNERS:  Hi, there, guys.  Just a couple of questions.  I don’t know if you went over this.  I missed the very beginning of your call.  But with your gross margin improvement, obviously you said you were hurt by the mix shift to EDLP.  Can you quantify how much that EDLP hurt the gross margins, because I think you have now cycled that throughout the year, starting, you know, February ‘05?  And then I had a couple of other questions.

HARVEY GUTMAN:  Yes, the impact of the non food, we made an investment of about $5 million, OK, in total in non foods.

KAREN SHORT:  OK.  Great.  And then, just wondering, you know, as you may be focused a little bit on shifting your mix towards greater perishable offering, you know, (homeo) replacement.  Would CNS be the primary supplier for that?  Or would you be getting that from some other sources?

EILEEN SCOTT:  CNS is the primary supplier for our perishables, as well as our center store.  The only thing that CNS does not supply for us are HBC general merchandise, and pharmaceuticals.  Now of course, we do have direct store delivery vendors on, you know, certain categories, which, you know, includes the standard, snack, soda, et cetera.  And we also have some specialty DSD vendors.  But CNS largely is the supplier for both perishables, and non perishables.

KAREN SHORT:  OK.  So if you increased your (homeo) replacement offering, that would still be coming from CNS, like more of a Whole Foods, not Whole Foods, but, you know, what I mean that kind of format?

EILEEN SCOTT:  Primarily, yes.

KAREN SHORT:  OK.  Just out of interest, I know that you guys have the general contract that’s been made public, but what – if you were to lower volumes, what level would it have to get to as a percent of your product, because you guys had to pay fines?

EILEEN SCOTT:  Karen, ask that question again, I’m sorry.

KAREN SHORT:  Well if you were to lower your product – like if CNS was supplying 60 percent of your food product, would you be paying fines like if you lowered it to 55 percent?  Or at what point do you guys maybe have to start paying CNS if you reduced your volumes on that.

HARVEY GUTMAN:  Karen, you’re 100 percent right.  There is a minimum threshold that, you know, we have, in effect, guaranteed, to CNS.  If you go below that number, there is a penalty associated with that, but that’s really not, you know, information that we’re prepared to share in terms of what that threshold level is.

KAREN SHORT:  OK.  Thanks.

HARVEY GUTMAN:  Thank you.

OPERATOR:  Thank you.  Your next question is coming form Karen Eltrich with Goldman Sachs.

KAREN ELTRICH, GOLDMAN SACHS:  Just one quick question.  Have you got a sense for what you’re expecting in competitive new store openings this year?

EILEEN SCOTT:  Yes, Karen.  We are expecting approximately 36.  That’s what we have visibility to now.  And that’s for ‘05.  And that compares to 2004’s actual of 34.

KAREN ELTRICH:  Great.  Thank you very much.

OPERATOR:  Thank you.  Your next question is coming from Robert Goch with Miller Tabak Roberts.

ROBERT GOCH, MILLER TABAK ROBERTS SECURITIES:  Hi, good afternoon.  I guess, Harvey, did you say what was out standing LC’s availability at fiscal year end on your revolver?

HARVEY GUTMAN:  Actually, the – in terms of the revolver balance, it was $34 million was the out standing.  And the LC’s, don’t quote me, I think it was like 61 million at year end.

ROBERT GOCH:  Right.  And what number did you have for availability, currently?

HARVEY GUTMAN:  Availability as of today is about $88 million.

ROBERT GOCH:  OK.  And I know you said that the Super Bowl shift was not a big factor in the improvement, you know, in 1Q sales, but you need to mention that, you know, it did hurt 4Q.  Would you guys still be running positive after that adjustment for the Super Bowl in 1Q?

EILEEN SCOTT:  Yes.

ROBERT GOCH:  OK.  Thank you.

HARVEY GUTMAN:  Listen, we’re going to take two more questions, and then we’re going to cut it off.

OPERATOR:  OK.  Your next question is coming from Bryant Hunt with Wachovia Securities.

BRYANT HUNT:  Thanks a lot.  Thank you for giving us the competitive openings.  But I was wondering if one, you’ve seen the heightened activity from contractors with some of your competitors?  My understanding is that Stop and Shop (ph) is going to triple their cap ex in 2005.  I mean do you feel like that’s a competitive threat as well?  And, you know, if I’m wrong, please let me know.

EILEEN SCOTT:  Bryant, we read the same thing that you did.  What we understand is that they are going to be putting a lot of money into Giant of Landover, down in Baltimore, Washington area.  We’ve – you know, we’ve got – our intelligence tells us, you know, as I said, about, you know, 36, you know, competitively against us.  And that does include Stop and Shop’s (ph) that we have visibility to.

BRYANT HUNT:  That’s replacement stores, as opposed to remodels?

EILEEN SCOTT:  Well it’s a combination of both.  You know, there’s – the 36 number does include replacements as well as new.  And certainly Stop and Shop (ph) who is a competitor of ours is included in that number.

BRYANT HUNT:  All right, and then second, also, in the competitive front, I understand Waitt Firm (ph) is building a new distribution center in the New Jersey market.  I was wondering, you know, one, do you have an idea of the scope of this project?  And is it consolidating multiple distribution points?  And if so, you know, what the potential opportunity for them to, you know, lower their cost throughout the Shop Rite chain?

HARVEY GUTMAN:  Bryant, I guess a couple of those questions you might have to ask them.  But I mean, in terms of what has been publicly disclosed, they are – they do have a replacement facility that they’re opening up in Pennsylvania.  The former facility was in New York.

BRYANT HUNT:  OK.  Thank you very much.

HARVEY GUTMAN:  OK.

OPERATOR:  Thank you.  Your next question is coming from Gary Giblen with CL King.

GARY GIBLEN:  Yes, hi.  Do you – or Yucaipa have any plans to have some more detailed discussions with CNS on possible means of better buying and getting – ending up with better net call in cost of goods?

EILEEN SCOTT:  Gary, no, we would expect that Yucaipa would be looking at all aspects of our business, you know, including all of our contracts, to see what opportunities there might be.

GARY GIBLEN:  OK.  And I mean in basis points, or dollars, what might the opportunity be over the course of a year, let’s say, of discussion to, you know, capture some better – some negotiation on better buying.

EILEEN SCOTT:  Gary, I can’t answer that now.  That’s to be determined.

GARY GIBLEN:  OK.  I mean is it a – is that a priority item between you and – I mean among your efforts, and Yucaipa?

HARVEY GUTMAN:  Gary, we haven’t prioritized anything at this point.  Again, it’s really, you know, we fully expect that we will be looking at all aspects of the business, every contract that we have to really challenge ourselves to see, you know, where opportunities might be.  And then, you know, once we complete that review, we’ll certainly go after the priorities.

EILEEN SCOTT:  Yes, Gary, just so you know, we are in the process of putting together a business plan.  And we expect to get together with the Yucaipa folks on it.  We’ve already had, you know, discussions with them.  And frankly, we look very forward to the exchange between our folks, and the Yucaipa folks to see what we can do to grow Pathmark’s business profitably.

GARY GIBLEN:  OK.  That helps a lot, thanks.  Good luck.

HARVEY GUTMAN:  And Melissa (ph), I think that will be it for questions.  We’ve run longer than usual.

OPERATOR:  Do you have any closing remarks?

HARVEY GUTMAN:  Yes, we just wanted to thank everyone for participating in the call right now, and that this concludes the call.  Thank you.

OPERATOR:  Thank you for your participation.  This does conclude today’s teleconference.  You may disconnect your lines at this time, and have a wonderful day.

END